EXHIBIT 99.3

Transforming the Korean-American Banking Landscape

MERGER OF EQUALS

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Customer Fact Sheet

•	The merged companies will be the largest and strongest banking franchise in the Korean-American community

•	We will have more than $5 billion in assets and nearly $4 billion in deposits

•	We will be the only Korean-American bank with a truly national footprint

•	We will have more than 40 branches in Southern California, Northern California, New York, New Jersey, Seattle and Chicago

•	We will have the leading deposit market share among Korean-American banks in Southern California, Northern California, and the New York/New Jersey area

•	We will be the largest originator of SBA loans of any Korean-American bank

•	The combined entity will be led by a complementary partnership of executive management and Board members

•	Al Kang will be the CEO of the combined company and Jae Whan (J.W.) Yoo will be President

•	The Board of Directors of the combined holding company and bank will also have equal representation

•	The transaction will require the approval of regulators, as well as the shareholders of both Center and Nara

Southern California
14 Nara branches
16 Center branches
New York / New Jersey
7 Nara branches
Northern California
2 Nara branches
3 Center branches
Seattle
2 Center branches
Chicago
1 Center branch

Transforming the Korean-American Banking Landscape

MERGER OF EQUALS

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Customer Q&A

Q: Why is this merger being done?

A: The combination of Nara Bancorp and Center Financial will create the largest and strongest bank in the Korean-American community. It will help us to more profitably grow the franchise in the future, which will have benefits for our shareholders, our customers, and our employees.

Q: What will be the name of the new company?

A: We have not yet made a decision about the brand name.

Q: When can I start using Center’s branches and ATMs?

A: Shortly after the merger is completed. We will notify you when customers can start using the additional branches and ATMs.

Q: Will any branches be closed?

A: At this point, we expect that a few branches might be closed due to their close proximity to another branch. Decisions about which branches might close will be made in the months prior to the closing of the merger. We will provide notice well in advance of any branch that may be closing and direct customers to a nearby location that can be used instead.

Q: Will any of my accounts be affected?

A: No, all of your accounts will remain unchanged.

Q: Who should I contact if I have additional questions?

A: Please call us at (213) 639-1700 if you have additional questions.